Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.
CONSULTING SERVICES AGREEMENT
THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into to be effective as of August 4, 2025 (the “Effective Date”), by and between Verano Holdings Corp., a British Columbia corporation (the “Company”), and Darren Weiss, an individual (the “Consultant”).
PRELIMINARY STATEMENTS
A.Through its subsidiaries, the Company is an operator of cannabis cultivation, processing, wholesale distribution and retail facilities, producing and selling cannabis products for both medical and adult use markets in the United States.
B.Consultant has extensive experience in the cannabis industry and with the Company’s operations and is expanding his business activities outside of North America.
C.The Company desires to engage Consultant to provide consulting, business development and other services to the Company and its subsidiaries with respect to the cannabis industry and its participants in geographic areas outside of North America.
D.Consultant desires to accept such engagement, and the Company and Consultant are entering into this Agreement to set forth the terms and conditions of Consultant’s engagement and provision of services.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing preliminary statements and the covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by the Company and Consultant, each of the Company and Consultant, intending to be legally bound, agree as follows:
1. Engagement. As of the Effective Date, the Company is engaging Consultant, and Consultant accepts such engagement, upon the terms and conditions hereinafter set forth, for the 12-month period commencing on the Effective Date and expiring on August 3, 2026 (the “Term”). If this Agreement and Consultant’s engagement hereunder has not been previously terminated, this Agreement and Consultant’s engagement hereunder may be extended for additional time periods beyond the Term upon the mutual written agreement of the Company and Consultant. If any such mutual written agreement to extend the Term and this Agreement does not occur, this Agreement and Consultant’s engagement hereunder will automatically terminate at the end of the Term, unless earlier terminated pursuant to Section 7.
2. Consulting Services. Consultant will provide strategic, business development and other business services to the Company and its subsidiaries related to the cannabis industry and its participants operating in geographic areas outside of North America in which Consultant is conducting and targeting his business activities, including: (a) advising the Company in periodically reviewing and mapping its strategy for expansion outside of North America, (b) advising the Company in its business development activities in select geographic markets outside of North America, (c) advising the Company in identifying potential business partners outside of North America and assisting in introductions to such potential partners, (d) advising the Company with respect to investment, partnership and acquisition opportunities outside of North America, (e) advising and assisting the Company in its business dealings outside of North America, including with respect to any Transaction (as defined in Section 4(a)) and as set forth on Schedule 6(c) hereto, (f) assisting the Company in reviewing cannabis regulatory and legal requirements in select geographic markets outside of North America, (g) providing regular presentations updating the Company’s senior management on the cannabis industry in select markets outside of North America, including relevant market trends and developments, material political and regulatory developments and potential strategic opportunities with respect to the Company’s strategy and goals for expansion outside of North America, and (h) otherwise being available to the Company’s senior management at mutually acceptable times to provide cannabis industry information, business development assistance and advisory services for target markets outside of North America as mutually agreed to by the Company and Consultant from time to time (all of the foregoing, the “Consulting Services”).
3. Performance. Consultant will report directly to the Chief Executive Officer of the Company and work with and advise senior executive officers of the Company as designated from time to time by the Chief Executive Officer. During the Term, Consultant will devote his business time, energy and skill to the Consulting Services as may be reasonably necessary to satisfactorily perform the Consulting Services. Consultant may work remotely outside of North America at a location specified by Consultant from time to time; however, as reasonably requested by the Company from time-to-time Consultant will work from the Company’s office in Chicago, Illinois, and Consultant will be expected to travel on a worldwide basis as may be advisable or necessary in performing the Consulting Services, in all cases with Consultant’s out-of-pocket travel expenses being reimbursed by the Company in accordance with Section 6(d).
4.Company Right of First Refusal.
(a)    Offer. In the event Consultant proposes, initiates, leads or intends to partner, invest or participate in any sale, purchase, transfer, investment, joint venture, partnership, supply arrangement, distribution arrangement, license, financing or other strategic business transaction with a third party in the cannabis industry outside of North America (a “Transaction”), at least two months prior to the scheduled consummation date of the proposed Transaction (or such shorter period as may be agreed to by the Company at its option), Consultant will deliver a written notice (the “Offer Notice”) to the Company specifying in reasonable detail a description and the structure of the proposed Transaction, the identity of the proposed participants, pricing terms, time frame and other terms and conditions of the proposed Transaction and Consultant’s role and proposed participation therein, including any term sheets, indications of interest, letters of intent or proposed documentation.
(b)    Company Election. The Company may elect to participate in the proposed Transaction (i) in place of, and on the same terms as, Consultant as set forth in the Offer Notice,

(ii) together with Consultant on a pro rata basis on the same terms as Consultant as set forth in the Offer Notice, or (iii) in such other capacity as the Company and Consultant may agree to in good faith, by delivering written notice of its election to Consultant within 14 days after the Company’s receipt of the Offer Notice. If the Company does not elect to participate in the proposed Transaction, the Consultant will be entitled to participate or offer participation in the proposed Transaction to a third-party on the same pricing terms, structure, time frame and other terms and conditions as provided to the Company in the Offer Notice. If the proposed Transaction is not consummated in the time frame (but in no event later than three months of the Company’s receipt of the Offer Notice) and on the terms and conditions set forth in the Offer Notice, the proposed Transaction will once again be subject to the Company’s right of first refusal set forth in this Agreement.
5.Representations, Warranties and Covenants.
(a)Consultant. As of the date of this Agreement and during the Term, Consultant represents, warrants and covenants to the Company as follows:
(i)Consultant has all requisite power and authority to enter into this Agreement and perform the Consulting Services. This Agreement has been duly executed and delivered by Consultant and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Consultant, enforceable against Consultant in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.
(ii)Consultant will perform the Consulting Services in a diligent, timely and competent manner in good faith and in compliance with applicable law.
(iii)Upon the expiration or earlier termination of the Term, Consultant will return to the Company all property received by Consultant in connection with providing Consulting Services then in Consultant’s possession. Notwithstanding the foregoing, nothing in this Agreement requires Consultant to delete copies of files from backup servers or similar storage media; provided, however, that any such information so retained remains subject to the terms of Sections 5(a)(vi) and 12(a)12.
(iv)This Agreement and any materials, documents, information, works or intellectual property created or used by Consultant during his provision of the Consulting Services will not violate any third party's confidentiality or intellectual property rights and all materials, documents, information, works or intellectual property created by Consultant as part of his provision of the Consulting Services, or provided to the Company by or on behalf of Consultant, will not contain any materials to which any party other than the Company may have any claim of confidentiality or ownership, including with respect to any Transaction.
(v)Consultant is not a party to or bound by any agreement that directly or indirectly restricts his ability to perform his obligations under this Agreement and provide the Consulting Services. Consultant is not a party to any litigation, arbitration or other legal or administrative proceeding or investigation that if finally determined adversely to Consultant could reasonably be expected to have a material adverse effect on Consultant’s ability to perform the Consulting Services or his obligations under this Agreement or on the Company.
(vi)The Consultant acknowledges and agrees that he is aware that (A) information relating to the Company and its subsidiaries and other affiliates and their current, future and potential operations, has been and may be furnished to Consultant that contains material non-public information regarding the Company and its subsidiaries and other affiliates, and (B) securities laws generally prohibit any Persons (as defined in Section 12 (a)) who have material non-public information from purchasing or selling securities of a company on the basis of such information or from communicating such information to any Person. In furtherance of the foregoing, Consultant agrees and acknowledges that during the Term he is deemed to be a “Covered Person,” as such term is defined in the Company’s Insider Trading Policy and that he is subject to all provisions regarding Covered Persons set forth therein, in addition to all other applicable securities laws. Consultant expressly promises, covenants, and agrees that he will maintain the confidentiality of all such material non-public information in compliance with all applicable securities laws and in accordance with Section 1112.
(b)The Company. As of the date of this Agreement and during the Term, the Company represents and warrants to Consultant as follows:
(i)The Company is duly organized, validly existing and in good standing under the laws of the Province of British Columbia and the Company and its subsidiaries have the requisite corporate power and authority to carry on their respective businesses as now being conducted.
(ii)The Company has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, assuming due execution and delivery by Consultant, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.
6.Consulting Fees and Expenses.
(a)Consulting Fees. As payment and consideration for Consultant’s performance of the Consulting Services, during the Term the Company will pay Consultant the consulting fees set forth in this Section 6, with no duplication of amounts intended and subject to and in accordance with the terms, conditions, qualifications and timing set forth in this Section 6. All amounts paid or reimbursed to Consultant pursuant to this Agreement will be calculated and paid in United States Dollars, and will be earned, paid and accepted by Consultant in the United States.

(b)Consulting Fee. Consultant will receive for each month (or partial month, on a prorated basis) a total monthly base consulting fee of $39,000 in cash (the “Consulting Fee”). The Consulting Fee will be payable by the Company in arrears for the Consulting Services rendered by Consultant in accordance with the Company’s normal payroll business practices, but at least monthly.
(c)Performance Bonus. Consultant will be entitled to earn performance bonuses based on the fulfillment of certain conditions which if earned, will be comprised of payments consisting of cash and at the option of the Company in certain circumstances, shares of the Company’s stock in accordance with Schedule 6(c) attached hereto (the “Performance Bonuses”).
(d)Expenses. Consultant will be entitled to reimbursement by the Company for all reasonable out-of-pocket business expenses that Consultant incurs on behalf of the Company in performing the Consulting Services; provided that, Consultant must provide the Company with reasonable documentation in accordance with the Company’s expense reimbursement policies in effect from time to time. The Company will reimburse Consultant within 45 days from its receipt of Consultant’s business expense report that is in accordance with such expense reimbursement policies. Expenses greater than$2,000 individually or in the aggregate for any 30-day period are subject to the prior written approval of the Company, which consent the Company may withhold at its option.
7.Termination; Termination Fees; and Related Matters.
(a)Termination. This Agreement and Consultant’s provision of the Consulting Services may be terminated at any time prior to the scheduled expiration of the Term, at the option of either the Company or Consultant, by providing written notice to the other party in accordance with this Section 7. Upon any such early termination, the Term will automatically end and be concluded as of the specified termination date as provided in such written notice and that complies with Section 7(c).
(b)Rights Upon Termination.
(i)    Upon any termination of Consultant’s services hereunder and this Agreement upon the scheduled expiration of the Term or for whatever reason by either the Consultant or the Company prior to the scheduled expiration of the Term, Consultant will in all events be (A) paid all accrued but unpaid Consulting Fees and Performance Bonuses through the effective date of expiration or termination of the Term, which accrued and unpaid amounts will be paid no later than one month following the effective date of termination or expiration, as applicable, and (B) reimbursed all unpaid reasonable out-of-pocket business expenses incurred prior to the effective date of termination or expiration of the Term in accordance with Section 6(d).
(ii)    In the event that either (A) the Company terminates Consultant’s services and this Agreement for any reason or no reason other than for Cause (as defined below) or (B) Consultant terminates his services and this Agreement due to the Company’s uncured breach of this Agreement, the Company will pay to Consultant (1) the remaining Consulting Fees that otherwise would be payable to Consultant for the remainder of the scheduled Term in the absence of such termination (the “Early Termination Consulting Fee Payments”), and (2) any remaining Performance Bonuses that otherwise becomes earned and payable to Consultant for the remainder of the originally scheduled Term in the absence of such early termination (the “Early Termination Performance Bonus Payments”). The Early Termination Consulting Fee Payment and the Early Termination Performance Bonus Payments, if any, will be paid in accordance with the payment schedules contained in Section 6(b) or Schedule 6(c), respectively.
(iii)    In the event that either (A) the Company terminates Consultant’s services and this Agreement for Cause or (B) Consultant terminates his services and this Agreement for any reason or no reason other than due to the Company’s uncured breach of this Agreement, Consultant will only receive the accrued and unpaid amounts set forth in Section 7(b)(i) and the Company will have no obligation to pay Consultant the Early Termination Consulting Fee Payments or any Early Termination Performance Bonus Payments.
(iv)    As used herein, “Cause” means any of Consultant’s (A) engagement in dishonesty, illegal conduct, or gross misconduct, which, in each case, may be injurious to the Company or any of its affiliates; (B) embezzlement, misappropriation, or fraud, whether or not related to Consultant’s engagement with the Company; (C) indictment, conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state or non-U.S. law equivalent); (D) the breach or refusal or failure to perform in any material respect any of his obligations under this Agreement; or (E) any action or inaction by Consultant that causes measurable reputational or financial harm to the Company or any of its affiliates. For the avoidance of doubt, if any action or omission by Consultant could be deemed a violation of any U.S. federal law relating to the cultivation, harvesting, production, distribution, sale or possession of cannabis, marijuana or related substances or products containing or relating to the foregoing, and such action or omission is not a violation of, and is done in compliance with, applicable U.S. state law, then such action or omission shall not be deemed a basis for Cause hereunder.
(c)Notice of Termination. The notice of any termination of Consultant’s services, this Agreement and the Term will be communicated by written notice (a “Notice of Termination”) from the terminating party hereto to the other party hereto in accordance with this Agreement. Any Notice of Termination purporting to be a termination by the Company for Cause or by Consultant due to the Company’s breach hereunder must include the specific events or actions given rise thereto that are being alleged by the notifying party and must provide prior to the effectiveness of the termination of the Term, the Consulting Services and this Agreement becoming effective (i) for payment breaches by the Company, at least a five business day period to cure after the date of the Company’s receipt of the Notice of Termination, (ii) for all other breaches by the Company, at least a ten business day period to cure after the date of the Company’s receipt of the Notice of Termination, and (iii) for Cause, at least a five business day period to cure after the date of Consultant’s receipt of the Notice of Termination if the basis for Cause is curable and if not curable, then no cure period is required and such termination will be effective as specified in the Notice of Termination.

8.Relationship. The Company and Consultant intend and agree that (a) this Agreement is a consulting agreement and not a partnership agreement, (b) Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates, and (c) the Consulting Services are of a personal nature and require the unique and specific knowledge, experience, skills and insights of Consultant and may not be assigned in whole or in part. Consultant will always operate as an independent contractor of the Company and its subsidiaries. Without limiting the generality of the foregoing, nothing in this Agreement will be construed as creating an employer and employee relationship, partnership, joint venture, or other business group between Consultant, on one hand, and the Company and any of its subsidiaries, on the other hand. Consultant agrees never to claim that he was or is an employee of the Company or any of its subsidiaries because of this Agreement for any period during the Term. Consultant will have no authority to act for or on behalf of, or to bind the Company in any manner whatsoever. Consultant will not be eligible to participate in any of the Company’s employee benefit plans, long term incentive plans, bonus plans, fringe benefit programs, group insurance arrangements, or other similar programs or benefits, and Consultant agrees never to claim that he was or is entitled to any benefits under any such plans, programs, or arrangements under the relationship established pursuant to this Agreement.
9.No Authority to Supervise. While the Company’s and its subsidiaries’ personnel may from time to time assist Consultant in rendering the Consulting Services (if and when the Company may reasonably direct), Consultant will have no authority to supervise, direct, hire, fire or make other management decisions regarding such personnel.
10.Taxes. Consultant and the Company agree that Consultant is not an employee of the Company for state, federal or other jurisdictional tax purposes. Consultant is solely responsible for any and all income, unemployment, social security, worker’s compensation, FICA or any other taxes or amounts payable with respect to the Consulting Fees, Performance Bonuses, if any, and all other compensation paid or provided to Consultant pursuant to this Agreement. Consultant will indemnify, defend and hold harmless the Company and its subsidiaries from and against any tax or other liability that he may have with respect to any such payments and against any and all losses or liabilities, including, without limitation, defense costs, arising out of Consultant’s failure to pay any taxes due from Consultant in any local, state, federal or other jurisdiction in or outside the Unites States. Upon the Company’s request, Consultant will provide evidence of the timely filing of all of Consultant’s individual or joint tax returns and related filings and the payment of all amounts owing thereunder by Consultant that may relate to the receipt of any Consulting Fees or Performance Bonuses hereunder. Every calendar year The Company will timely provide Consultant with U.S. Internal Revenue Service Form 1099-NEC, Nonemployee Compensation, or successor form for the Consulting Fees and Bonus Payments, if any.
11.Workers’ Compensation and Unemployment Insurance. Consultant is not entitled to worker’s compensation benefits, unemployment compensation benefits or any other similar benefits provided by or on behalf of the Company. The Company is not obligated to pay for worker’s compensation for Consultant, contribute to any unemployment fund for Consultant, or pay any unemployment tax for Consultant or pay for any health insurance benefits for

Consultant. Consultant will indemnify, defend and hold harmless the Company and its subsidiaries from and against any liability with respect to any such payments or benefits and against any and all losses or liabilities, including, without limitation, defense costs, arising out of any claims against the Company for any such payments or benefits in any local, state, federal or other jurisdiction in or outside the Unites States.
12.Protective Covenants.
(a)Confidential Information; Inventions.
(i)Consultant will not use (except to the extent that such use is directly related to and required by Consultant’s performance of the Consulting Services) or disclose at any time, either during the Term or at any time thereafter, any Confidential Information (as defined below) of which Consultant is or becomes aware, whether or not such information is developed by Consultant. Consultant must take commercially reasonable steps to safeguard Confidential Information in Consultant’s possession and to protect the Company and its affiliates against disclosure, misuse, espionage, loss and theft, but in no event less than the safeguards that Consultant uses to protect his own confidential information. Consultant will deliver to the Company at the end of the Term or at any other time the Company may request from Consultant, all memoranda, notes, plans, records, reports, computer discs and drives and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as defined below) of the Company or its affiliates which Consultant may then possess or have under Consultant’s control. Notwithstanding the foregoing, (A) Consultant will be permitted to retain copies of any Confidential Information to the extent required by applicable law, (B) any such Confidential Information so retained under the foregoing remains subject to the terms of this Section 12(a) and (C) nothing in this Section 12(a) will require Consultant to delete copies of files from backup servers or similar storage media. In addition, notwithstanding the foregoing, Consultant may truthfully respond to a lawful and valid subpoena or other legal process of any court or regulatory authority consistent with the advice of counsel, provided that other than with respect to communications with regulatory authorities, Consultant must give the Company prior written notice thereof and will, as much in advance of the return date as possible, make available to the Company’s counsel the documents and other information sought, and will reasonably assist the Company’s counsel, at the Company’s sole expense, in resisting or otherwise responding to such process.
(ii)As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any of its affiliates in connection with their businesses, including, without limitation, information, observations and data obtained by Consultant (including any such information obtained prior to the Effective Date) concerning (A) the existing or proposed business or affairs of the Company or its affiliates, (B)  existing and proposed products or services, (C) fees, costs and pricing structures, (D)  methods, know how, trade secrets, proprietary information, developments, processes and other intellectual property, (E)  analyses, reports and data, (F)  computer software and data bases, including operating systems, applications and listings, (G)  handbooks, manuals and documentation, (H) financial results, financial projections and accounting, tax and business methods, practices and plans, (I) potential or planned acquisitions or divestitures of assets or businesses, (J) strategies, business plans, expansion plans and opportunities, (K) terms and pricing and the identity of vendors and other business partners, (L) license applications, (M) lobbying efforts and political contributions, (N) terms of and parties to contracts and agreements, (O) terms of compensation and offers of employment, (P) terms and conditions of this Agreement that are not publicly disclosed, and (Q) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than an intentional or inadvertent disclosure by Consultant or any of his affiliates or representatives) in a form generally available to the public prior to the date Consultant proposes to or otherwise discloses or uses such information. Confidential Information will not be deemed to have been published merely because select portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(iii)As used in this Agreement, the term “Person” will be construed broadly and includes an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(iv)As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, scientific developments, methods, recipes, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patented, patentable or unpatentable, copyrightable, registrable as a trademark, reduced to writing, or otherwise) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Consultant, or any employee or representative or agent of Consultant (whether or not during usual business hours, whether or not by the use of the facilities of the Company, and whether or not alone or in conjunction with any other Person) while performing any Consulting Services (including those conceived, developed or made prior to the Effective Date), together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that Consultant may discover, invent or originate with respect to the Company or any of its affiliates and their respective businesses will be the exclusive property of the Company or any of its subsidiaries as designated by the Company, and Consultant (and all employees, representatives and agents of Consultant) hereby assigns all of Consultant’s (and all employees, representatives and agents of Consultant) right, title and interest in and to such Work Product to the Company or any of its subsidiaries as designated by the Company, including all intellectual property rights therein. Consultant (and all employees, representatives and agents of Consultant) will promptly disclose all Work Product to the Company, will execute at the request of the Company any reasonable assignments or other documents the Company may deem necessary to protect or perfect the Company’s and its affiliates’ rights therein, and will assist the Company in obtaining, defending and enforcing its and its affiliates rights therein.

(b)Enforcement. The Consulting Services are unique and Consultant (and all employees, representatives and agents of Consultant) has access to Confidential Information and Work Product. Accordingly, a breach by Consultant of any of the covenants in this Section 12 would cause immediate and irreparable harm to the Company and its affiliates that would be difficult or impossible to measure, and any damage to the Company or any of its affiliates for any such injury would therefore be an inadequate remedy for any such breach. Therefore, in the event of any breach or threatened breach of any provision of this Section 12, the Company will be entitled, in addition to, and without limitation upon, all other remedies the Company and its affiliates may have under this Agreement, at law or otherwise, to seek to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 12, or require Consultant (and all employees, representatives and agents of Consultant) to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 12 if and when final judgment of a court of competent jurisdiction is so entered against Consultant (or any employees, representatives and agents of Consultant).
(c)Ownership. All software, hardware, equipment or records, including all copies or extracts of them, of the Company or any of its affiliates which Consultant (or any employee, representatives and agents of Consultant) prepares, uses or sees in relation to the performance of the Consulting Services will be and remains the sole property of the Company or such affiliate.
(d)Non-Solicitation. Consultant agrees that during the Term and for the 12 month period after the end of the Term, neither Consultant nor any of his affiliates will directly or indirectly solicit to hire or hire any employee of the Company or any of its subsidiaries so long as such employee is then an employee of the Company or one of its subsidiaries or was an employee thereof within six months prior to such solicitation, other than (i) a general solicitation in the ordinary course of business not specifically targeted at employees of the Company or any of its subsidiaries or (ii) solicitations of former employees of the Company or any of its subsidiaries whose employment was terminated by the Company or any of its subsidiaries.
13.    Miscellaneous.
(a)Successors; Assignment. This Agreement is not assignable by Consultant other than to a wholly owned entity of Consultant; provided that such entity remains wholly owned by Consultant and Consultant is an employee or authorized representative thereof, Consultant personally performs the Consulting Services hereunder and prior written notice of such assignment is given to the Company. This Agreement may only be assigned by the Company to a successor to all or substantially all the business or assets of the Company and will be binding upon, and inure to the benefit of, such successor. The Company will require any such successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used herein, “successor” or “assignee” will include any Person which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of the Company or to which the Company assigns this Agreement by operation of law of otherwise.

(b)    Waiver. Neither the failure nor any delay on the part of the Company, Consultant or any third party beneficiary to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver will be binding unless in writing and signed by the party asserted to have granted such waiver.
(c)    Modification; Interpretation. This Agreement and any provision hereof may not be amended, modified or waived other than by a written agreement executed by the Company and Consultant. The Company’s affiliates are third party beneficiaries of this Agreement. All references in this Agreement (including Schedules attached hereto) to dollars or $ refers to United States dollars and currency. Where specific language is used in this Agreement to clarify a general statemen by example or reference, such specific language will not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates, and for the avoidance of doubt, the word “including” means including without limitation.
(d)    Complete Agreement. Except as otherwise provided herein, this Agreement (including Schedules attached hereto) contains the entire agreement and final understanding between the Company and Consultant with respect to the subject matter addressed herein between them and supersedes and replaces all prior negotiations and all agreements proposed or executed, whether written or oral, with Consultant and the Company concerning the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, Consultant and the Company agree and acknowledge that (i) the Employment Agreement, dated as of February 18, 2021, between the Company and Consultant and the amendment thereto, dated to be effective as of January 1, 2022, between the Company and Consultant (together, the “Employment Agreement”), previously was terminated and the employment period thereunder ceased and the Company has no payment obligation thereunder to Consultant for any salary, benefits or other compensation, other than accrued and unpaid compensation through the date of Consultant’s termination of employment thereunder, if any, and (ii) the provisions set forth in the Employment Agreement to survive the termination of the Employment Agreement will continue to survive as stated therein, except that the restrictive covenants set forth in Section 5(a) of the Employment Agreement regarding noncompetition are waived by the Company and its subsidiaries and are not enforceable against Consultant; provided that, Consultant abides by and does not breach Section 4, Right of First Refusal, during the Term, with such noncompetition provisions becoming in full force and effect in accordance with the Employment Agreement in the event of any such breach of Section 4 by Consultant during the Term.
(e)Survival. From and after the Effective Date, the provisions of Sections 5(a)(iii), 5(a)(vi), 7, 8, 10, 11, 12 and 13 will survive the termination of the Term and this Agreement for any reason and will remain in effect in accordance with their terms.
(f)Governing Law. This Agreement will be governed by the laws of the State of Delaware as to all matters, including, without limitation, matters of validity, construction,

interpretation, effect and performance as applied to contracts made and to be fully performed in such state, without regard to any choice of law or principles of conflict of laws rules or provisions (whether of the State of Delaware or any other U.S. federal, state or non-U.S. jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.
(g)Counterparts. This Agreement may be executed in one or more counterparts, and each counterpart, when executed, will be deemed an original but all of which together will have the efficacy of one signed original. A facsimile signature, portable document format signature or signature sent by electronic transmission will be considered an original signature. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
(h)Attorneys’ Fees. In the event of a legal dispute between the parties hereto relating to the subject matter hereof, the prevailing party will be entitled to receipt from the losing party of all reasonable out-of-pocket attorneys’ fees and costs related thereto.
(i)Dispute Resolution; Waiver of Jury Trial. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, will be determined by binding and confidential arbitration in Chicago, Illinois, before one arbitrator. The arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules or pursuant to JAMS' Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause will not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS AGREEMENT.
(j)Notices. Any notice to be given hereunder by any party to the other may be affected by personal delivery, in writing, with a copy sent by email. Notices will be addressed to the parties at the addresses set forth below, but each party may change its address by written notice in accordance with this Section 13(j). Notices will be deemed communicated as of the actual receipt or refusal of receipt.
If to Consultant:
Darren Weiss
[***]
Email: [***]

If to the Company:
Verano Holdings Corp.
224 West Hill Street St.

Suite 400
Chicago, Illinois 60610
Attn:    George Archos, Chief Executive Officer and
    Chief Legal Officer
Email: [***]

(k)Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular will include the plural, the plural will include the singular, and any gender will include all other genders.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Consultant have caused this Agreement to be effective as of the Effective Date.

THE COMPANY:
VERANO HOLDINGS CORP.
a British Columbia corporation

By:    _/s/ George Archos ___________
George Archos,
Chief Executive Officer

CONSULTANT:

By:    /s/ Darren Weiss
Darren Weiss